Exhibit 10.59

DEVELOPMENT SERVICES AGREEMENT

THIS DEVELOPMENT SERVICES AGREEMENT (“Agreement”) is made this 11th day of June, 2014, between RYAN COMPANIES US, INC., a Minnesota corporation (“Ryan”), and CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation (“CSI”).

RECITALS:

A.	Ryan is a general contractor and developer of commercial real estate projects.

B.
CSI and Ryan have entered into a Design-Build Cost Plus Construction Contract dated of even date herewith (the “Construction Contract”) for the construction of an approximately 125,000 square foot office/lab/warehouse facility and associated site improvements to be located on approximately 10 acres of certain real property legally described on Exhibit A attached hereto and incorporated herein by reference (the “Land”) in the City of New Brighton, Ramsey County, Minnesota (the Land, building improvements and associated site improvements are collectively referred to herein as the “Project”).

C.
CSI, Ryan and the City of New Brighton (the “City”) also have entered into that certain Contract for Private Redevelopment dated June 11, 2014 (the “Redevelopment Contract”) relating to the construction of the Project.

D.
In addition to Ryan’s general contracting services to be provided under the Construction Contract, CSI wishes to engage Ryan to perform certain development services to facilitate development of the Project.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follow:

1.	Recitals. The above recitals shall constitute an integral part of this Agreement.

2.
Development Services. CSI hereby engages Ryan to perform the “Development Services” as described in Exhibit B attached hereto, and Ryan hereby accepts such engagement, subject to the terms of this Agreement.

3.
Development Fee. Subject to the terms and conditions of this Agreement, CSI agrees to pay to Ryan for performance of the Development Services an amount equal to the sum of (i) 3.25% (the “Base Percentage Fee”) of the Adjusted Total Project Costs (as defined below), which percentage of costs is currently estimated at $593,325.00 for Development Services, (ii) five percent (5%) of the Adjusted Total Project Costs, (iii) legal fees incurred by Ryan in connection with this Agreement and Ryan’s performance of the Development Services in an amount not to exceed $30,000.00 (the “Ryan Legal Fees”), (iv) title insurance commitment fees incurred by Ryan in connection with this Agreement in an amount not to exceed $16,279.00 (the “Title Fees”), (v) permit fees required for the performance of the Development Services that are not included in the Contract Sum (the “Permit Fees”) and (vi) park dedication fees in an amount not to exceed $122,780.00 (the “Park Dedication Fee”; collectively, the “Development Fee”). Adjusted Total Project Costs shall be equal to the sum of (a) the Contract Sum as defined under the Construction Contract, (b) the purchase price of the Land paid by CSI to the City under the Redevelopment Agreement in the amount of $500,000, (c) the Ryan Legal Fees, (d) the Title Fees, (e) the Permit Fees and (f) the Park Dedication Fee; provided, however, that the following items shall be excluded: (x) brokerage commissions, and (y) any amounts paid directly by CSI to third parties, including without limitation, any legal fees or design fees paid directly by CSI to third parties (the “Adjusted Total Project Costs”). The Development Fee shall be paid as follows: (a) fifty percent (50%) of the Base Percentage Fee, shall be due upon the closing date of CSI’s purchase of the Land from the City pursuant to the terms of the Redevelopment Agreement, (b) eight (8) installments of the balance of the Base Percentage Fee shall be paid monthly, concurrently with the monthly amounts payable by CSI to Ryan under the Construction Contract, and (c) the balance of the Development Fee and the five percent (5%) charge shall be due in full upon and subject to Substantial Completion of construction of the Project by Ryan, as defined under the Construction Contract.

4.
Broker’s Commission. CSI has entered into a separate written agreement with the TaTonka Real Estate Advisors, Inc. (“TaTonka”), pursuant to which CSI has agreed to pay TaTonka and Colliers International a broker’s commission subject to the terms of such agreement. Ryan shall have no responsibility for the payment of any commissions in connection therewith. CSI agrees to indemnify and hold Ryan harmless from all claims, damages, costs or expenses for any such commissions resulting from CSI’s actions or agreements regarding the Project.

5.
Acquisition Termination. In the event the closing on the Land by CSI in accordance with the terms of the Redevelopment Agreement does not occur on or before August 1, 2014 for reasons other than the failure of Ryan to perform its obligations under the Redevelopment Agreement, CSI agrees to reimburse Ryan for the amounts set forth in that certain Interim Agreement between the parties dated June 5, 2014, subject to the terms and conditions set forth therein. Notwithstanding the foregoing, if Ryan fails to perform the Development Services or otherwise defaults under this Agreement, the Construction Contract or the Redevelopment Agreement, then CSI shall not be liable to Ryan for any amounts, sums, fees or other payments described herein and Ryan shall absorb its own losses.

6.
Entire Agreement, Modification and Agreement. No supplement, modification or waiver to this Agreement shall be binding unless executed in writing by the parties to be bound. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision.

7.
Assignment. The rights and duties of the parties may not be assigned without the written consent of the other, which consent may be withheld at the sole discretion of the party whose consent is sought.

8.
Counterparts. This Agreement may be executed simultaneously in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with Minnesota law.

10.	Remedies. In the event of breach by either party hereto, the other party shall have all remedies available at law or in equity.

IN WITNESS WHEREOF, Ryan and CSI have executed this Agreement as of the day and year first above written.

RYAN COMPANIES US, INC.

By: /s/ Casey Hankinson
Its: Vice President

CARDIOVASCULAR SYSTEMS, INC.

By: /s/ Jim Flaherty
Its: CAO

EXHIBIT A

LEGAL DESCRIPTION

Lot 1, Block 1, New Brighton Exchange 2nd Addition, Ramsey County, Minnesota

EXHIBIT B

DEVELOPMENT SERVICES

1.	Coordinate development strategy and organize overall development project team.

2.	Conduct project meetings to verify overall project goals achievement, team member responsibilities, decision making authority, etc.

3.
Manage consultants required to perform Phase I Environmental Site Assessment. Includes cost of Phase I Environmental Site Assessment, but excludes any additional environmental testing or documentation.

4.	Perform soils, utilities, infrastructure, roadway and access due diligence.

5.	Obtain governmental approvals for the Project’s site plan, zoning and subdivision.

6.	Coordinate site acquisition with CSI and the City of New Brighton.

7.	Work with the City of New Brighton to secure entitlements for CSI.

8.	Perform those obligations of Redeveloper, as such term is defined in the Redevelopment Agreement.

Note: The above services are in addition to the responsibilities of Ryan as general contractor under the Construction Contract.

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